Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Call Warrants Linked to the S&P 500® Index due August 18, 2017	$34,982.10	$4.51

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT (To Prospectus dated January 11, 2012)

827 Call Warrants Linked to the S&P 500® Index

UBS AG $34,982.10 Call Warrants linked to the S&P 500® Index due August 18, 2017

Investment Description

The call warrants (the “Warrants”) are warrants issued by UBS whose return is linked to the performance of the S&P 500® Index (the “index”). The Warrants are European-style cash-settled call warrants, entitling you to receive a cash payment, if any, based on the amount by which the closing level of the index on the expiration date (the “index ending level”) is above the closing level of the index on the trade date (the “index starting level”), subject to the maximum index return as discussed below. The Warrants may only be exercised on the expiration date. The Warrants will be automatically exercised on the expiration date under the conditions described below. The Warrants will not be exercised and will expire worthless if the index ending level is equal to or less than the index starting level. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless.

Key Terms

Issuer:	UBS AG, London Branch (“UBS”).
Term:	3 years.
Warrant Description:	European-style, cash-settled call warrants (the “Warrants”), each linked to the performance of the S&P 500® Index.
Index:	S&P 500® Index.
Index Sponsor:	Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (referred to as the “S&P 500 Index Sponsor” or the “index sponsor”)
Trade Date:	August 15, 2014.
Settlement Date:	August 20, 2014.
Expiration Date:	August 15, 2017, or if such day is not a trading day, the following trading day, subject to postponement in the event of the occurrence of a market disruption event as described herein.
Cash Settlement Payment Date:	August 18, 2017 (on or around the third business day following the expiration date), or if such day is not a business day, the following business day, subject to postponement in the event of the occurrence of a market disruption event as described herein.
Premium/Initial Investment:	$42.30 per Warrant, representing 4.23% of the notional amount per Warrant (references to “initial investment” in this prospectus supplement shall also refer to the “premium”).
Notional Amount:	$1,000.00 per Warrant.
Cash Settlement Amount:	For each Warrant:
If the index ending level is greater than the index starting level, the Warrants will be automatically exercised, and for each Warrant, UBS will pay the cash settlement amount on the cash settlement payment date, calculated as follows:
Cash Settlement Amount = Notional Amount × the lesser of (i) Index Return and (ii) Maximum Index Return
If the index ending level is equal to or less than the index starting level, the Warrants will not be exercised and will expire worthless on the expiration date.
The issuer will pay the cash settlement amount on the cash settlement payment date.
Maximum Index Return	8%
Index Return:	The quotient, expressed as a percentage, of (i) the index ending level minus the index starting level divided by (ii) the index starting level. Expressed as a formula:
Index Ending Level — Index Starting Level
Index Starting Level
Index Starting Level:	1,955.06, which is the closing level of the index on the trade date.
Index Ending Level:	The closing level of the index on the expiration date.
Trading Day:	A business day on which trading is generally conducted on the primary exchange(s) or markets(s) on which the securities constituting the index are listed or admitted for trading, as determined by the calculation agent.
Automatic Exercise:	The Warrants will be automatically exercised on the expiration date if the index ending level is greater than the index starting level. (You do not have the right to exercise your Warrants prior to the expiration date.)
Payment upon Automatic Exercise:	If the Warrants are automatically exercised, you will receive for each Warrant you own, the cash settlement amount on the cash settlement payment date.
Minimum Purchase Requirement:	1 Warrant and increments of 1 thereafter.
Options Approved Account:	In order to purchase the Warrants, you must have an options-approved account in which you are approved to purchase call options.
No Listing:	The Warrants will not be listed or displayed on any securities exchange or electronic communications network.
Calculation Agent:	UBS Securities LLC
CUSIP Number:	90273L195
ISIN Number:	US90273L1952

The index return must be greater than 4.23% for you to receive a positive return on your initial investment. If the index return is positive but less than 4.23%, the cash settlement amount will be less than the premium paid on the Warrants and you will lose part of your initial investment in the Warrants. If the index ending level is equal to or less than the index starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless.

The return potential of the Warrants is limited by the maximum index return. Therefore, you will not benefit from any positive index return in excess of an amount that exceeds the maximum index return.

Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment. See “Risk Factors” beginning on page S-14 for risks related to an investment in the Warrants.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Warrants or passed upon the adequacy or accuracy of this prospectus supplement, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Warrant	$42.30	$3.10	$39.20
Total	$34,982.10	$2,563.70	$32,418.40

J.P. Morgan Placement Agent	UBS Investment Bank

Prospectus Supplement dated August 15, 2014

ADDITIONAL INFORMATION ABOUT UBS AND THE WARRANTS

UBS has filed a registration statement (including a prospectus and an index supplement) with the Securities and Exchange Commission, or SEC, for the offering for which this prospectus supplement relates. Before you invest, you should read the prospectus dated January 11, 2012 titled “Debt Securities and Warrants”, relating to our Warrants and the index supplement dated January 24, 2012, which contains information about certain indices to which particular categories of debt securities and warrants that we may offer, including the Warrants, may be linked and any other documents that UBS has filed with the SEC for more complete information about UBS. You may obtain these documents for free from the SEC Website at www.sec.gov. Our Central Index Key, or CIK, on the SEC Website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

➢	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

➢	Index Supplement dated January 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512021889/d287369d424b2.htm

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Warrants in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Warrants prior to their issuance. In the event of any changes to the terms of the Warrants, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Prospectus Supplement

Prospectus Supplement Summary	S-1
Risk Factors	S-14
Description of The Index	S-24
General Terms of the Warrants	S-29
Use Of Proceeds and Hedging	S-35
Supplemental U.S. Tax Considerations	S-36
Erisa Considerations	S-41
Supplemental Plan Of Distribution (Conflicts Of Interest); Secondary Markets (If Any)	S-42
Index Supplement
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial Average® Index	IS-2
NASDAQ-100® Index	IS-4
Russell 2000® Index	IS-7
S&P 500® Index	IS-12
Commodity Indices	IS-17
Dow Jones-UBS Commodity IndexSM	IS-17
UBS Bloomberg Constant Maturity Commodity Index (CMCI)	IS-24
Rogers International Commodity Index® Excess ReturnSM	IS-29
Non-U.S. Indices	IS-35
NYSE Arca Hong Kong 30 IndexSM	IS-35
EURO STOXX 50® Index	IS-38
FTSETM 100 Index	IS-40
FTSE China 25 IndexTM	IS-43
Hang Seng China Enterprises Index	IS-47
KOSPI 200 Index	IS-50
MSCI Indices	IS-54
MSCI-EAFE® Index	IS-54
MSCI® Emerging Markets IndexSM	IS-54
Nikkei® 225 Index	IS-61
S&P/ASX 200® Index	IS-64
Swiss Market Index (SMI)®	IS-66
Structured Product Characterization	IS-68
Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcements of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Use of Proceeds	9
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	30
Legal Ownership and Book-Entry Issuance	45

1

Considerations Relating to Indexed Securities	50
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	53
U.S. Tax Considerations	55
Tax Considerations Under the Laws of Switzerland	66
Benefit Plan Investor Considerations	68
Plan of Distribution	70
Conflicts of Interest	72
Validity of the Securities	73
Experts	73

2

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of some of the key features of the Warrants, as well as a discussion of factors you should consider before purchasing the Warrants. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated January 11, 2012. References to the “index supplement” mean the UBS index supplement dated January 24, 2012, of UBS.

What are the Warrants?

The call warrants (the “Warrants”) are warrants issued by UBS whose return is linked to the performance of the S&P 500® Index (the “index”) measured at the trade date relative to the expiration date. For further information concerning the index, see “Description of the Index” beginning on page S-24.

The Warrants are European-style cash-settled call warrants, each linked to the performance of the index, entitling you to receive a cash payment, if any, based on the amount by which the closing level of the index on the expiration date (the “index ending level”) is above the closing level of the index on the trade date (the “index starting level”), subject to the maximum index return. The Warrants may only be exercised on the expiration date. The Warrants will be automatically exercised on the expiration date under the conditions described below. The Warrants will not be exercised and will expire worthless if the index ending level is equal to or less than the index starting level.

The index return must be greater than 4.23% for you to receive a positive return on your initial investment. If the index return is positive but less than 4.23%, the cash settlement amount on the expiration date will not exceed the premium paid on the Warrants and you will lose part of your initial investment in the Warrants. If the index ending level is equal to or less than the index starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. If the index return is positive and greater than the maximum index return, the cash settlement amount on the expiration date is capped and may be less than the return you would have received if you owned the stocks comprising the index (“index constituent stocks”). Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless.

On the cash settlement payment date UBS will pay the cash settlement amount per Warrant that you hold, calculated as follows:

➢

If the index ending level is greater than the index starting level, the Warrants will be automatically exercised, and for each Warrant, UBS will pay the cash settlement amount on the cash settlement payment date, calculated as follows:

Cash Settlement Amount = Notional Amount × the lesser of (i) Index Return and (ii) Maximum Index Return

➢	If the index ending level is equal to or less than the index starting level, the Warrants will not be exercised and will expire worthless on the expiration date.

As a result, you will lose all of your initial investment and will not receive any cash payment upon expiration.

The “premium” or “initial investment” will be $42.30 per Warrant representing 4.23% of the notional amount per Warrant.

The “notional amount” is $1,000.00 per Warrant.

The “index return” is the quotient, expressed as a percentage of (i) the index ending level minus the index starting level divided by (ii) the index starting level. Expressed as a formula:

Index Return	=	Index Ending Level – Index Starting Level
Index Starting Level

The “index starting level” is equal to 1,955.06, which is the closing level of the index on the trade date.

The “index ending level” will be equal to the closing level of the index on the expiration date.

The “trade date” is August 15, 2014.

The “settlement date” is August 20, 2014.

The “expiration date” will be August 15, 2017, or if such day is not a trading day, the following trading day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

The “cash settlement payment date” will be August 18, 2017 (which is on or around the third business day following the expiration date), or if such day is not a business day, the following business day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

UBS Securities LLC will serve as the calculation agent. For more specific information on the calculation agent, see “General Terms of the Warrants — Role of Calculation Agent.”

The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt obligations, with a premium of $42.30 per Warrant, and a minimum purchase of 1 Warrant (for a total minimum premium of $42.30). Purchases in excess of the minimum amount may be made in integrals of one Warrant at a premium of $42.30 per Warrant.

For more specific information about the Warrants, including the calculation of the cash settlement amount, if any, see “— What are the steps to calculate the cash settlement amount?” on page S-7, “— Hypothetical examples of how the Warrants perform upon Expiration” beginning on page S-8, and “General Terms of the Warrants” beginning on page S-29.

Investing in the Warrants involves significant risks. The index return must be greater than 4.23% for you to receive a positive return on your initial investment. If the index return is positive but less than 4.23%, the cash settlement amount on the expiration date will not exceed the premium paid on the Warrants and you will lose part of your initial investment in the Warrants. If the index ending level is equal to or less than the index starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless. You may lose some or all of your initial investment.

The return potential of the Warrants is limited by the maximum index return. Therefore, you will not benefit from any positive index return in excess of an amount that exceeds the maximum index return.

Any payment on the Warrants, including any repayment of your initial investment, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment.

Selected Purchase Considerations

➢

Leveraged Market Exposure — The Warrants provide the opportunity to earn returns from possible increases in the level of the index through a leveraged investment, subject to the maximum index return. Each Warrant will provide a return, if any, based on the notional amount rather than the premium. Whether you receive a cash settlement amount upon the expiration of the Warrants will depend on the index return, and the amount of any cash settlement amount will depend on the amount by which the index ending level is above the index starting level and whether the index return exceeds the maximum index return. If the Warrants are exercised, you will receive a leveraged gain or incur a leveraged loss on your investment depending on whether the index has appreciated by more or less than 4.23%.

➢	Automatic Exercise; Worthless Expiration — The Warrants will be automatically exercised or will expire worthless on the expiration date and are not exercisable at your discretion.

➢	Minimum Purchase — 1 Warrant (for a total minimum premium of $42.30).

➢	Options-Approved Account — You must have an options-approved account in which you are approved to purchase call options.

➢

Tax Consequences — In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations by us, the Warrants should be treated as options for U.S. federal income tax purposes. If the Warrants are treated as cash-settled call options, upon the sale, exercise or expiration of your Warrants, you should generally recognize capital gain or loss which should be long-term capital gain or loss if you have held your Warrants for more than one year. You should review carefully the section entitled “Supplemental U.S. Tax Considerations” beginning on page S-36.

What are some of the risks of the Warrants?

An investment in the Warrants involves significant risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” beginning on page S-14.

➢

Risk of loss upon expiration of the Warrants — If the index return is zero or negative, meaning the index ending level is equal to or less than the index starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. You will receive a cash payment upon automatic exercise only if the index ending level is greater than the index starting level, and the amount of any cash payment will depend on the amount by which the index ending level is above the index starting level and whether the index return exceeds the maximum index return. The index return must be greater than 4.23% for you to receive a cash settlement amount that is greater than the premium and therefore earn a positive return on your initial investment. If the index return is positive but less than 4.23%, you will receive a cash settlement amount that is less than the premium, in which case you will lose some of your initial investment in the Warrants. Accordingly, to receive an amount equal to your initial investment at expiration, the level of the index must increase by 4.23%. You should therefore be willing to accept losing some or all of your initial investment.

➢

Your growth potential is limited — The Warrants do not offer full participation in the positive appreciation of the index. The Warrants allow for participation in any positive index return only up to the predetermined maximum index return. In no event will the cash settlement amount on your Warrants be greater than an amount equal to the notional amount multiplied by the maximum index return. Because the cash settlement amount on the Warrants is capped, you will not benefit from a positive index return in excess of an amount equal to the predetermined maximum index return. As a result, the return on an investment in the Warrants may be less than the return on a hypothetical direct investment in the index or the index constituent stocks.

➢

The Warrants are not standardized options issued by the Options Clearing Corporation — The Warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the Securities and Exchange Commission. The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect from a clearing member’s failure, purchasers of Warrants must look solely to UBS for performance of its obligations to pay the cash settlement amount, if any, upon expiration of the Warrants. Further, the secondary market for the Warrants, if any, will not be as liquid as the market for OCC standardized options and therefore, sales of the Warrants prior to the expiration date might result in a price that is at a discount to the theoretical value of the Warrants based on the then prevailing level of the index and other factors as discussed below in “— Price of Warrants prior to the expiration date”.

➢

The Warrants are suitable only for investors with options-approved accounts — The Warrants will be sold only to investors with options-approved accounts approved for the purchase of call options. Investors considering purchasing the Warrants should be experienced with respect to options and options transactions and reach an investment decision only after carefully considering, with their advisors, the suitability of the Warrants in light of their particular circumstances.

➢

Market risk — The return on the Warrants, which may be positive or negative, is directly linked to the performance of the index and indirectly linked to the value of the index constituent stocks. The level of the index can rise or fall sharply due to factors specific to the index or its index constituent stocks, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. In addition, the Warrants have an increased sensitivity to market risk. Because your investment in the Warrants provides for leveraged exposure to the index, changes in the level of the index (both positive and negative) will have a greater impact on the value of the Warrants prior to the expiration date, and the cash settlement amount, if any, on your Warrants on the expiration date.

➢

Owning the Warrants is not the same as owning the index constituent stocks — The return on your Warrants may not reflect the return you would realize if you actually owned the index constituent stocks comprising the index. For instance, the potential return on the Warrants is limited by the maximum index return, while a direct investment would not limit your return potential. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Warrants, and any such dividends or distributions will not be factored into the calculation of the cash settlement amount. In addition, as an owner of the Warrants, you will not have voting rights or any other rights that holders of the index constituent stocks may have and will be subject to the decline in value of the Warrants over time (generally known as time decay).

Furthermore, the return on a direct investment in the index constituent stocks would depend primarily upon the relative appreciation or depreciation of such index constituents during the term of the Warrants, and not on (i) whether the index ending level is greater than the index starting level, (ii) whether the index return is sufficiently positive such that the cash settlement amount at expiration offsets the premium paid on the Warrant so that you receive a positive return on your Warrant or (iii) whether the index return is less than the maximum index return.

➢

No assurance that the investment view implicit in the Warrants will be successful — It is impossible to predict whether and the extent to which the level of the index will rise or fall. There can be no assurance that the index ending level will rise above the index starting level or that the index return will not exceed the maximum index return. The index ending level will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer(s) of the index constituent stocks. You should be willing to accept the risks associated with the relevant markets tracked by the index and the index constituent stocks, and the risk of losing some or all of your initial investment.

➢	No interest payments — UBS will not pay any interest with respect to the Warrants.

➢

There may be little or no secondary market for the Warrants — The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Warrants may not develop. UBS Securities LLC and other affiliates of UBS may make a market in the Warrants, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Warrants prior to the expiration date could be at a substantial discount from the premium and to the intrinsic value of the Warrants; and as a result, you may suffer substantial losses.

➢

Credit risk of UBS — The Warrants are unsubordinated, unsecured contractual obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Warrants, including any repayment of your initial investment, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Warrants. In the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Warrants and you could lose all of your initial investment.

➢

Price of Warrants prior to the expiration date — The market price of the Warrants will be influenced by many unpredictable and interrelated factors, including the level of the index; the volatility of the index; the dividend rate paid on any index constituent stocks; the time remaining to the expiration date of the Warrants; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.

➢

Impact of fees on the secondary market price of the Warrants — Generally, the price of the Warrants in the secondary market is likely to be lower than the premium since the premium included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Warrants. Furthermore, assuming no change in market conditions or any other relevant factors after purchase of the Warrants, the Warrants will be subject to a decline in value over time (generally known as time decay).

➢

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any index constituent stocks and/or over-the-counter options, futures or other instruments with returns linked to the performance of the index, may adversely affect the level of the index and, therefore, the market value of the Warrants.

➢

Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of index constituent stocks comprising the index or trading activities related to the index or any index constituent stock, which may present a conflict between the interests of UBS and you, as a holder of the Warrants. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.

➢

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Warrants and the index to which the Warrants are linked.

➢

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Warrants. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Warrants. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Warrants and such compensation may serve as an incentive to sell these Warrants instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Warrants.

➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Warrants are uncertain. You should consult your own tax advisor about your own tax situation.

The Warrants generally may be a suitable investment for you if:

➢	You are approved for trading options with your broker-dealer including the purchase of call options.

➢	You fully understand the risks inherent in an investment in the Warrants, including the risks of trading options.

➢

You fully understand the Warrants are leveraged investments that involve a high degree of risk that may result in a loss of some or all of your initial investment even if the index ending level is greater than the index starting level.

➢	You can tolerate a loss of some or all of your initial investment.

➢

You believe that the level of the index will appreciate over the term of the Warrants, that the index return is likely to exceed 4.23% as of the expiration date, which is the minimum index return required for you to receive a positive return on the Warrants and that the index return is unlikely to exceed the maximum index return.

➢

You understand and accept that if the index starting level is unchanged from the trade date to the expiration date the Warrants will expire worthless resulting in a loss of all of your initial investment.

➢

You seek increased sensitivity to the market risk of the index and can tolerate fluctuations in the price of the Warrants prior to the expiration date that will far exceed the downside fluctuations in the level of the index.

➢	You do not seek current income from your investment and are willing to forego dividends paid on any index constituent stocks.

➢	You are willing to hold the Warrants until the expiration date and accept that there may be little or no secondary market for the Warrants.

➢

You are willing to assume the credit risk of UBS for all payments under the Warrants, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of your initial investment.

The Warrants generally may not be a suitable investment for you if:

➢	You do not fully understand the risks inherent in an investment in the Warrants, including the risks of trading options.

➢

You do not understand and/or do not accept that the Warrants are leveraged investments that involve a high degree of risk that may result in a loss of some or all of your initial investment even if the index ending level is greater than the index starting level.

➢	You require an investment designed to provide a full return of your initial investment after the expiration date.

➢	You are not willing to lose some or all of your initial investment.

➢

You believe that the level of the index will not appreciate over the term of the Warrants or that the index return will appreciate but is unlikely to exceed 4.23% as of the expiration date, which is the minimum index return required for you to receive a positive return on the Warrants.

➢	You believe that the level of the index will appreciate over the term of the Warrants and that the percentage of the appreciation is likely to exceed the predetermined maximum index return.

➢

You do not understand and/or do not accept that if the index starting level is unchanged from the trade date to the expiration date the Warrants will expire worthless resulting in a loss of all of your initial investment.

➢

You do not seek increased sensitivity to the market risk of the index and cannot tolerate fluctuations in the price of the Warrants prior to the expiration date that will far exceed the downside fluctuations in the level of the index.

➢	You seek current income from this investment or prefer to receive the dividends paid on the index constituent stocks.

➢	You are unable or unwilling to hold the Warrants to the expiration date or you seek an investment for which there will be an active secondary market.

➢	You are not willing to assume the credit risk of UBS for all payments under the Warrants.

The suitability considerations identified above are not exhaustive. Whether or not the Warrants are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Warrants in light of your particular circumstances. You should also review carefully the “Risk Factors” beginning on page S-14 of this prospectus supplement.

What are the steps to calculate the cash settlement amount?

Set forth below is an explanation of the steps necessary to calculate the cash settlement amount.

Step 1: Calculate the Index Return

The index return is the quotient, expressed as a percentage, of (i) the index ending level minus the index starting level divided by (ii) the index starting level. Expressed as a formula:

Index Return	=	Index Ending Level – Index Starting Level
Index Starting Level

Step 2: Calculate the cash settlement amount

On the cash settlement payment date UBS will pay the cash settlement amount per Warrant that you hold, calculated as follows:

➢

If the index ending level is greater than the index starting level, the Warrants will be automatically exercised, and for each Warrant, UBS will pay the cash settlement amount on the cash settlement payment date, calculated as follows:

Cash Settlement Amount = Notional Amount × the lesser of (i) Index Return and (ii) Maximum Index Return

➢	If the index ending level is equal to or less than the index starting level, the Warrants will not be exercised and will expire worthless on the expiration date.

As a result, you will lose all of your initial investment and will not receive any cash payment upon expiration.

Investing in the Warrants involves significant risks. The index return must be greater than 4.23% for you to receive a positive return on your initial investment. If the index return is positive but less than 4.23%, the cash settlement amount on the expiration date will not exceed the premium paid on the Warrants and you will lose part of your initial investment in the Warrants. If the index ending level is equal to or less than the index starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless. You may lose some or all of your initial investment.

The return potential of the Warrants is limited by the maximum index return. Therefore, you will not benefit from any positive index return in excess of an amount that exceeds the maximum index return.

Any payment on the Warrants, including any repayment of your initial investment, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment.

Hypothetical examples of how the Warrants perform upon Expiration

The examples below are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the index relative to the index starting level. We cannot predict the index ending level of the index. You should not take these examples as an indication or assurance of the expected performance of the index. The actual terms for the Warrants are specified on the cover of this prospectus supplement.

Assumptions for Hypothetical Examples and Hypothetical Return Profile:

Term:	3 Years

Premium:	$42.30 per Warrant with a minimum purchase of 1 Warrant (for a total minimum premium of $42.30), representing 4.23% of the notional amount per Warrant.

Notional Amount:	$1,000.00 per Warrant.

Automatic Exercise:	If the index ending level is greater than the index starting level, the Warrants will be automatically exercised on the expiration date. If the index ending level is equal to or less than the index starting level, the Warrants will expire worthless and you will not receive any cash payment upon expiration.

Payment upon Automatic Exercise:	If the Warrants are automatically exercised, you will receive the cash settlement amount per Warrant, where:

Cash Settlement Amount = Notional Amount × the lesser of (i) Index Return and (ii) Maximum Index Return

Index Return	=	Index Ending Level – Index Starting Level
Index Starting Level

Index Starting Level:	2,000.00.

Index Ending Level:	The closing level of the index on the expiration date.

Maximum Index Return:	8%

Example 1: The index return is 15.00%

The index closes at 2,300.00 on the expiration date, a 15% increase from the index starting level of 2,000.00.

This example illustrates that a 15.00% index return, which is greater than the maximum index return, will result in a cash settlement amount of $80.00 for each Warrant and a corresponding total return on your initial investment in the Warrants of approximately 89.13%.

Since the index ending level is greater than the index starting level, your Warrant will be automatically exercised and, because the index return is greater than the maximum index return, your payment upon expiration will be calculated as:

Cash Settlement Amount = Notional Amount × the lesser of (i) Index Return and (ii) Maximum Index Return

     = Notional Amount × the lesser of (i) 15.00% and (ii) 8.00%

= $1,000.00 × 8.00% = $80.00

Investor receives $80.00 on the cash settlement payment date for each Warrant (an 89.13% total return).

Example 2: The index return is 6.00%.

The index closes at 2,120.00 on the expiration date, a 6.00% increase from the index starting level of 2,000.00.

This example illustrates that a 6.00% index return, which is less than the maximum index return, will result in a cash settlement amount of $60.00 for each Warrant and a corresponding total return on your initial investment in the Warrants of approximately 41.84%.

Since the index ending level is greater than the index starting level, your Warrant will be automatically exercised and, because the index return is less than the maximum index return, your payment upon expiration will be calculated as:

Cash Settlement Amount = Notional Amount × the lesser of (i) Index Return and (ii) Maximum Index Return

   = Notional Amount × the lesser of (i) 6.00% and (ii) 8.00%

= $1,000.00 × 6.00% = $60.00

Investor receives $60.00 on the cash settlement payment date for each Warrant (a 41.84% total return).

Example 3: The index return is -30.00%

The index closes at 1,400.00 on the expiration date, a 30.00% decrease from the index starting level of 2,000.00.

This example illustrates that a -30.00% index return will result in a payment of $0.00 for each Warrant. Since the index ending level is less than the index starting level, the Warrants will not be exercised and your payment upon expiration will be $0.00 (Warrant expires worthless). Therefore, the loss on your initial investment in the Warrants will be 100.00% (a total loss of your initial investment).

Investor receives $0.00 for each Warrant at expiration (a total loss of your initial investment).

Example 4: The index return is 4.23%

The index closes at 2,084.60 on the expiration date, a 4.23% increase from the index starting level of 2,000.00

This example illustrates that a 4.23% index return, which is less than the maximum index return, will constitute a break-even level under the assumptions governing this example. As a result, the corresponding cash settlement amount will be equal to the premium per Warrant. Therefore, the total return on your initial investment in the Warrants will be 0.00%.

Since the index ending level is greater than the index starting level, your Warrant will be automatically exercised and, because the index return is less than the maximum index return, your payment upon expiration will be calculated as:

Cash Settlement Amount = Notional Amount × the lesser of (i) Index Return and (ii) Maximum Index Return

   = Notional Amount × the lesser of (i) 4.23% and (ii) 8.00%

= $1,000.00 × 4.23% = $42.30

However, because the index return is equal to 4.23%, which results in a cash settlement amount equal to the premium paid per Warrant, you will not receive a positive return on your investment.

Investor receives $42.30 on the cash settlement payment date for each Warrant (a 0.00% total return).

Example 5: The index return is 3.00%

The index closes at 2,060.00 on the expiration date, a 3.00% increase from the index starting level of 2,000.00.

This example illustrates that a 3.00% index return, which is less than the maximum index return, will result in a cash settlement amount of $30.00 for each Warrant and a corresponding loss on your initial investment in the Warrants of approximately 29.08%. Although the index ending level exceeds the index starting level, the index did not appreciate by more than 4.23%, which is the minimum index return sufficient to offset the premium paid on the Warrants.

Since the index ending level is greater than the index starting level, your Warrant will be automatically exercised and, because the index return is less than the maximum index return, your payment upon expiration will be calculated as:

Cash Settlement Amount = Notional Amount × the lesser of (i) Index Return and (ii) Maximum Index Return

   = Notional Amount × the lesser of (i) 3.00% and (ii) 8.00%

= $1,000.00 × 3.00% = $30.00

However, because the index return is less than 4.23%, the cash settlement amount does not offset the premium paid on the Warrants and you will lose part of your investment.

Investor receives $30.00 on the cash settlement payment date for each Warrant (a 29.08% loss).

Example 6: The index return is 0.00%

The index closes at 2,000.00 on the expiration date, a 0.00% increase from the index starting level of 2,000.00.

This example illustrates that a 0.00% flat return of the index over the term of the Warrants will result in a payment of $0.00 for each Warrant. Since the index ending level is equal to the index starting level, the Warrants will not be exercised and your payment upon expiration will be $0.00 (Warrant expires worthless). Therefore, the loss on your initial investment in the Warrants will be 100.00% (a total loss of your initial investment).

Investor receives $0.00 for each Warrant at expiration (a total loss of your initial investment).

Accordingly, if the index return is zero or negative, you will lose all of your initial investment.

HYPOTHETICAL RETURN PROFILE UPON EXPIRATION OF YOUR WARRANTS

Any table, chart or calculation showing hypothetical payment amounts in this prospectus supplement is provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical index ending levels of the index on the expiration date, could have on your payment on the cash settlement payment date, as calculated in the manner described herein. Such hypothetical table, chart or calculation is based on levels for the index that may not be achieved on the expiration date.

As calculated herein, the hypothetical payment amounts on your Warrants on the cash settlement payment date may bear little or no relationship to the actual market value of your Warrants on that date or at any other time, including any time over the term of the Warrants that you might wish to sell your Warrants. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Warrants, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account. Moreover, whatever the financial return on your Warrants might be, it may bear little relation to — and may be much less than — the financial return that you might achieve were you to invest directly in the index constituent stocks. The factors listed under “Risk Factors — Owning the Warrants is not the same as Owning the Index-Constituent Stocks”, among others, may cause the financial return on your Warrants to differ from the financial return you would receive by investing directly in the index constituent stocks.

We describe various risk factors that may affect the market value of the Warrants, and the unpredictable nature of that market value, under “Risk Factors” beginning on page S-14 of this prospectus supplement.

We cannot predict the levels of the index during the term of your Warrants or, therefore, whether the index ending level will be greater than the index starting level. Moreover, the assumptions we make in connection with any hypothetical information herein may not reflect actual events. Consequently, that information may give little or no indication of the payment amount (if any) that will be delivered in respect of your Warrants on the cash settlement payment date, nor should it be viewed as an indication of the financial return on your Warrants or of how that return might compare to the financial return if you were to invest directly in the index constituent stocks.

3 Year Index Return	3 Year Index Annualized Return	Warrant Value at Expiration	Gain/Loss on Warrant	Warrant Total Return	Warrant Annualized Return
40.00%	2.60%	80.00	37.70	89.13%	23.67%
35.00%	2.60%	80.00	37.70	89.13%	23.67%
30.00%	2.60%	80.00	37.70	89.13%	23.67%
25.00%	2.60%	80.00	37.70	89.13%	23.67%
20.00%	2.60%	80.00	37.70	89.13%	23.67%
15.00%	2.60%	80.00	37.70	89.13%	23.67%
10.00%	2.60%	80.00	37.70	89.13%	23.67%
8.00%	2.60%	80.00	37.70	89.13%	23.67%
5.00%	1.64%	50.00	7.70	18.20%	5.73%
4.23%	1.39%	42.30	0.00	0.00%	0.00%
2.00%	0.66%	20.00	-22.30	-52.72%	-22.10%
0.00%	0.00%	0.00	-42.30	-100.00%	-100.00%
-5.00%	-1.70%	0.00	-42.30	-100.00%	-100.00%
-10.00%	-3.45%	0.00	-42.30	-100.00%	-100.00%
-15.00%	-5.27%	0.00	-42.30	-100.00%	-100.00%
-20.00%	-7.17%	0.00	-42.30	-100.00%	-100.00%
-25.00%	-9.14%	0.00	-42.30	-100.00%	-100.00%
-30.00%	-11.21%	0.00	-42.30	-100.00%	-100.00%
-35.00%	-13.38%	0.00	-42.30	-100.00%	-100.00%
-40.00%	-15.66%	0.00	-42.30	-100.00%	-100.00%
-45.00%	-18.07%	0.00	-42.30	-100.00%	-100.00%
-50.00%	-20.63%	0.00	-42.30	-100.00%	-100.00%
-100.00%	-100.00%	0.00	-42.30	-100.00%	-100.00%

RISK FACTORS

The return on the Warrants, if any, is linked to the performance of the S&P 500® Index (the “index”), and will depend on whether the index ending level is greater than, equal to or less than the index starting level. If the index ending level for the Warrants is equal to or less than the index starting level, you will lose all of your initial investment in the Warrants. Investing in the Warrants is not equivalent to investing directly in the index constituent stocks themselves, for a variety of reasons, including because (1) you will only earn a positive return on your investment if the index return is greater than 4.23%, (2) the return on the warrants is limited by the maximum index return and (3) the leveraged nature of the Warrants. For other significant reasons, see “Risk Factors — Owning the Warrants is not the same as owning the index constituent stocks” below. This section describes the most significant risks relating to the Warrants. We urge you to read the following information about these risks, together with the other information in this prospectus supplement, the index supplement and the accompanying prospectus before investing in the Warrants.

The Warrants are long-term options and do not guarantee any return of your initial investment. You may lose some or all of your initial investment in the Warrants.

The Warrants are leveraged investments that involve a high degree of risk, which may result in the Warrants expiring worthless. Your Warrants will be automatically exercised or expire worthless on the expiration date and are not exercisable at your option. The Warrants will be “in-the-money”, i.e., you will get back at least some of your initial investment, only if the index ending level is greater than the index starting level. If the index ending level is equal to or less than the index starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants.

If the index ending level is greater than the index starting level (i.e. the Warrants are in-the-money), but the index return is less than 4.23%, you will receive a cash settlement amount that is less than the premium and will, therefore, lose part of your initial investment in the Warrants. You will not receive a cash settlement amount upon expiration in excess of the premium, and therefore a positive return on your initial investment, unless the index return is greater than 4.23%. Accordingly, to get back your initial investment (a 0% return), the level of the index must increase by 4.23%. You should therefore be prepared to lose some or all of your initial investment in the Warrants.

If the index return is positive and greater than the maximum index return, the cash settlement amount on the expiration date is capped and may be less than the return you would have received if you owned the index constituent stocks.

See “Prospectus Supplement Summary — What are the steps to calculate the cash settlement amount?” on page S-7 and “General Terms of the Warrants — Payment to Holders of the Warrants — Cash Settlement Amount” beginning on page S-30 for a description of how the cash settlement amount will be calculated.

Your growth potential is limited.

The Warrants do not offer full participation in the positive appreciation of the index. The Warrants allow for participation in any positive index return only up to the predetermined maximum index return. In no event will the cash settlement amount on your Warrants be greater than an amount equal to the notional amount multiplied by the maximum index return. Because the cash settlement amount on the Warrants is capped, you will not benefit from a positive index return in excess of an amount equal to the predetermined maximum index return. As a result, the return on an investment in the Warrants may be less than the return on a hypothetical direct investment in the index or the index constituent stocks.

Risk Factors

The Warrants are not standardized options issued by the Options Clearing Corporation.

The Warrants are not standardized options of the type issued by the OCC, a clearing agency regulated by the SEC. For example, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, purchasers of the Warrants must look solely to UBS for performance of its obligations to pay the cash settlement amount, if any, upon expiration of the Warrants. Further, the market for the Warrants is not expected to be as liquid as the market for OCC standardized options.

The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt.

The Warrants are subject to increased market risk of the index.

The return on the Warrants, which may be positive or negative, is directly linked to the performance of the index and indirectly linked to the value of the index constituent stocks. The level of the index can rise or fall sharply due to factors specific to the index or its index constituent stocks, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. In addition, the Warrants have an increased sensitivity to market risk. Because your investment in the Warrants provides for leveraged exposure to the index, changes in the level of the index (both positive and negative) will have a greater impact on the value of the Warrants prior to the expiration date, and the Cash Settlement Amount, if any, on your Warrants on the expiration date.

No assurance that the investment view implicit in the Warrants will be successful.

It is impossible to predict whether and the extent to which the level of the index will rise or fall. There can be no assurance that the index ending level will rise above the index starting level or that the index return will not exceed the maximum index return. The index ending level will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer(s) of the index constituent stocks. You should be willing to accept the risks associated with the relevant markets tracked by the index and the index constituent stocks, and the risk of losing some or all of your initial investment.

Any payment on the Warrants is subject to the creditworthiness of UBS.

The Warrants are unsubordinated, unsecured contractual obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Warrants, including any repayment of your initial investment, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Warrants and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Warrants and you could lose all of your initial investment.

The time remaining to the expiration date may adversely affect the market price of the Warrants.

You will lose all of your initial investment if the level of the index fails to increase over the term of the Warrants. This risk reflects the nature of a warrant as an asset which tends to decline in value over time (generally referred to as time decay) and which may be worthless when it expires if the warrant is “out-of-the-money” (i.e., the index ending level is equal to or less than the index starting level), which could

Risk Factors

occur if the index level fails to increase over the term of the Warrants. Assuming all other factors that may affect the price of a Warrant are held constant, the more a Warrant is out-of-the-money and the shorter its remaining time to expiration, the greater the risk that the Warrants will expire worthless and you will lose all of your initial investment. Therefore, the market value of the Warrants is likely to reflect the extent of the rise or decline in the level of the index in connection with the time remaining to the expiration date.

The Warrants are suitable only for investors with options-approved accounts.

We are requiring that Warrants be sold only to investors with options-approved accounts approved for the purchase of call options. Investors considering purchasing the Warrants should be experienced with respect to options and options transactions and reach an investment decision only after carefully considering, with their advisors, the suitability of the Warrants in light of their particular circumstances.

Owning the Warrants is not the same as owning the index constituent stocks.

The return on your Warrants will not reflect the return you would realize if you actually owned the index constituent stocks and held such investments for a similar period because:

➢

the return on such a direct investment would depend primarily upon the relative appreciation or depreciation of the index constituent stocks during the term of the Warrants, and not on (i) whether the index ending level of the index is greater than the index starting level, (ii) whether the index return is positive by an amount sufficient for your cash settlement amount at expiration to offset the premium paid on the Warrants or (iii) whether the index return is greater than the maximum index return;

➢	in the case of a direct investment in the index constituent stocks, the return potential would be unlimited whereas your potential return on the Warrants is limited by the maximum index return;

➢	in the case of a direct investment in the index constituent stocks, the return could include substantial dividend payments, which you will not receive as an investor in the Warrants;

➢	an investment directly in the index constituent stocks is likely to have tax consequences that are different from an investment in the Warrants;

➢

an investment directly in the index constituent stocks would not be subject to time decay (whereas the Warrants, assuming no change in market conditions that may affect the price of the Warrants after purchase, may be subject to a decline in value over time even if the level of the index does not depreciate from the index starting level during the term of the Warrants); and

➢

an investment directly in the index constituent stocks may have better liquidity than the Warrants and, to the extent there are commissions or other fees in relation to a direct investment in the index constituent stocks, such commissions or other fees may be lower than the commissions and fees applicable to the Warrants.

Even if the level of the index is greater than the index starting level during the term of the Warrants, the market value of the Warrants may not increase by the same amount because of other factors, such as time to expiration, the level of the index relative to the index starting level, the volatility of the index, dividends paid on the index constituent stocks, interest rates in the market, possible time decay toward expiration as well as our perceived creditworthiness. For these reasons, among others, it is also possible for the level of the index to increase while the market value of the Warrants declines.

Risk Factors

The formula for calculating the cash settlement amount does not take into account all developments in the index.

Changes in the level of the index during the term of the Warrants before the expiration date may not be reflected in the calculation of the amount payable, if any, upon the cash settlement payment date of the Warrants. The calculation agent will calculate the cash settlement amount by comparing only the closing level of the index on the trade date relative to the closing level of the index on the expiration date. No other levels will be taken into account. As a result, you may lose some or all of your initial investment even if the level of the index has risen at certain times during the term of the Warrants before falling to a level below the breakeven level (the level to which the index must appreciate before investors will receive a cash settlement amount sufficient to offset their initial investment) of the Warrant or below the index starting level on the expiration date.

The calculation agent can postpone the determination of the index ending level and therefore the cash settlement payment date if a market disruption event occurs on the expiration date.

The determination of the index ending level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the expiration date. If such a postponement occurs, then the calculation agent will instead use the closing level of the index on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will the expiration date for the Warrants be postponed by more than eight trading days. As a result, the cash settlement payment date for the Warrants could also be postponed, although not by more than eight trading days.

If the expiration date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the expiration date on which the index ending level will be determined by the calculation agent. In such an event, the calculation agent will make an estimate of the final level that would have prevailed in the absence of the market disruption event. See “General Terms of the Warrants — Market Disruption Event” beginning on page S-31.

RISKS RELATED TO LIQUIDITY AND SECONDARY MARKET ISSUES

There may not be an active trading market in the Warrants — Sales in the secondary market may result in significant losses.

You should be willing to hold your Warrants until the expiration date. There may be little or no secondary market for the Warrants. The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS may make a market for the Warrants, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time.

Furthermore, even if there is a secondary market for the Warrants, there may be times when Warrant prices will not maintain their customary or anticipated relationships to the index constituent stocks. Changes in volatility, or other factors or conditions might adversely affect the liquidity, efficiency, continuity or even the orderliness of any secondary market for particular Warrants. Unusual events — such as market disruption events, including computer malfunction, fire or natural disaster or even extraordinary trading volume — may affect normal market operations. If trading is halted or suspended in one or more of the exchanges for index constituent stocks (or listed options thereof), any secondary market making of the Warrants on that index may also be halted.

Risk Factors

If you sell your Warrants prior to the expiration date, you may have to do so at a substantial discount from the premium, and as a result, you may suffer substantial losses, even in cases where the level of the index has risen since the trade date to the breakeven level of the Warrant. The potential returns described herein are possible only in the case that you hold your Warrants until the expiration date.

The market value of the Warrants may be influenced by unpredictable factors.

The market value of your Warrants may fluctuate between the date you purchase them and the expiration date, when the calculation agent will determine your cash settlement amount. Several factors, many of which are beyond our control, will influence the market value of the Warrants. We expect that generally the level of the index on any day will affect the market value of the Warrants more than any other single factor. Other factors that may influence the market value of the Warrants include:

➢	the time remaining to the expiration date of the Warrants;

➢	the level of the index relative to the index starting level of the Warrant;

➢	the volatility of the index (i.e., the frequency and magnitude of changes in the level of the index over the term of the Warrants);

➢	the composition of the index and changes to the index constituent stocks;

➢	the market prices of the index constituent stocks;

➢

the dividend rate paid on the index constituent stocks (while not paid to the holders of the Warrants, dividend payments on the index constituent stocks may influence the market price of such index constituent stocks and the level of the index and therefore affect the market value of the Warrants);

➢	interest rates in the U.S. market and each market related to the index;

➢	supply and demand for the Warrants, including inventory positions with UBS Securities LLC or any other market-maker;

➢	the creditworthiness of UBS; and

➢	geopolitical, economic, financial, political, regulatory, judicial, force majeure or other events that affect the level of the index and equity markets generally.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Warrants may offset or enhance the effect of another factor.

The inclusion of commissions and compensation in the premium is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates (or any third party market maker) are willing to purchase the Warrants in secondary market transactions will likely be lower than the premium, since the premium is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to, or embedded profit in, the Warrants. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

Risk Factors

The price at which UBS Securities LLC and its affiliates may offer to buy the Warrants in the secondary market (if any) may be greater than UBS’ valuation of the Warrants at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements.

For a limited period of time following the issuance of the Warrants, UBS Securities LLC or its affiliates may offer to buy or sell such Warrants at a price that exceeds (i) our valuation of the Warrants at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Warrants following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified in the “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” section of this prospectus supplement. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Warrants, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of financial products of UBS such as the Warrants. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Warrants and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of options or warrants. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

RISKS RELATED TO GENERAL CHARACTERISTICS OF THE INDEX

UBS and its affiliates have no affiliation with the index sponsor and are not responsible for their public disclosure of information.

We and our affiliates are not affiliated with index sponsor (except for licensing arrangements discussed herein) and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the index. If the index sponsor discontinues or suspends the calculation of the index, it may become difficult to determine the market value of the Warrants and the cash settlement amount. The calculation agent may designate a successor index. If the calculation agent determines that no successor index comparable to the index exists, the payment you receive on the cash settlement payment date will be determined by the calculation agent. See “General Terms of the Warrants — Market Disruption Event” beginning on page S-31 and “General Terms of the Warrants — Role of Calculation Agent” on page S-33. The index sponsor is not involved in the offer of the Warrants in any way. The index sponsor does not have any obligation to consider your interests as an owner of the Warrants in taking any actions that might affect the market value of your Warrants or the cash settlement amount.

We have derived the information about the index sponsor and the index from publicly available information, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the index sponsor or the index. You, as an investor in the Warrants, should make your own independent investigation into the index sponsor and the index for your Warrants.

Risk Factors

Changes that affect the index will affect the market value of your Warrants and the cash settlement amount.

The policies of the index sponsor concerning the calculation of the index, additions, deletions or substitutions of the index constituent stocks and the manner in which changes affecting the index constituent stocks or the issuers of the index constituent stocks (such as stock dividends, reorganizations or mergers) are reflected in the index, could affect the level of the index and, therefore, could affect the cash settlement amount and the market value of your Warrants prior to the expiration date. The cash settlement amount and the market value of the Warrants could also be affected if the index sponsor changes these policies, for example by changing the manner in which it calculates the index, or if the index sponsor discontinues or suspends calculation or publication of the index, in which case it may become difficult to determine the market value of the Warrants. If events such as these occur, or if the index ending level is not available because of a market disruption event or for any other reason, and no successor index is selected, the calculation agent — which initially will be UBS Securities LLC, an affiliate of UBS — may determine the index ending level — and thus the cash settlement amount — in a manner it considers appropriate.

Historical performance of the index should not be taken as an indication of the future performance of the index during the term of the Warrants.

The market prices of the index constituent stocks will determine the level of the index. The historical performance of the index should not be taken as an indication of the future performance of the index. As a result, it is impossible to predict whether the level of the index will rise or fall. Market prices of the index constituent stocks will be influenced by complex and interrelated political, economic, financial, judicial, force majeure and other factors that can affect the market prices of such index constituent stocks.

The index reflects price return, not total return.

The return on your Warrants is based on the performance of the index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Warrants will not include such a total return feature or dividend component.

HEDGING ACTIVITIES AND CONFLICTS OF INTEREST

Trading and other transactions by UBS or its affiliates in the index constituent stocks, futures, options, exchange-traded funds or other derivative products on such index constituent stocks or the index may impair the market value of the Warrants.

As described below under “Use of Proceeds and Hedging” on page S-35, UBS or its affiliates may hedge their obligations under the Warrants by purchasing the index constituent stocks, futures or options on the index constituent stocks or the index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the index constituent stocks or the index, and they may adjust these hedges by, among other things, purchasing or selling the index constituent stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the index constituent stocks or the index at any time. Although they are not expected to, any of these hedging activities may adversely affect the market prices of such index constituent stocks and/or the level of the index and, therefore, the cash settlement amount and the

Risk Factors

market value of the Warrants. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Warrants declines. No holder of the Warrants will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UBS or its affiliates may also engage in trading in the index constituent stocks and other investments relating to the index constituent stocks or the index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of the index constituent stocks and the level of the index and, therefore, the cash settlement amount and the market value of the Warrants. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any index constituent stocks or the index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of, and your return on, the Warrants.

UBS Securities LLC and other affiliates of UBS, as well as other third parties, may also make a secondary market in the Warrants, although they are not obligated to do so. As market makers, trading of the Warrants may cause UBS Securities LLC or other affiliates of UBS, as well as other third parties, to be long or short the Warrants in their inventory. The supply and demand for the Warrants, including inventory positions of market makers, may affect the secondary market price for the Warrants.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the index or the index constituent stocks that are not for the account of holders of the Warrants or on their behalf. These trading activities may present a conflict between the holders’ interest in the Warrants and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of the index, could be adverse to the interests of the holders of the Warrants.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the index constituent stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Warrants as beneficial owners of the Warrants. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market prices of the index constituent stocks and the level of the index and, therefore, the cash settlement amount and the market value of the Warrants.

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Warrants and may do so in the future. Any such research, opinions or recommendations could affect the level of the index or the market value of, and the return on, the Warrants.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in your Warrants. Any research,

Risk Factors

opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Warrants and the index.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the cash settlement amount, if any, due on the cash settlement payment date. We may change the calculation agent after the original issue date of the Warrants without notice. For a fuller description of the calculation agent’s role, see “General Terms of the Warrants — Role of Calculation Agent”. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the index constituent stocks or the index has occurred or is continuing on the expiration date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind hedge positions. See “Use of Proceeds and Hedging”. Since this determination by the calculation agent may affect the cash settlement amount, the calculation agent may have a conflict of interest if it needs to make any such decision. Furthermore, as UBS determines the economic terms of the Warrants, including the premium, and such terms include hedging costs, issuance costs and projected profits, the Warrants represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Affiliates of UBS may act as agent or dealer in connection with the sale of the Warrants.

UBS and its affiliates act in various capacities with respect to the Warrants. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Warrants. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Warrants and such compensation may serve as an incentive to sell these Warrants instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Warrants. Furthermore, given that UBS Securities LLC’s and its affiliates’ temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC’s and its affiliates from recommending sale of your Warrants in the secondary market.

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Warrants.

Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its

Risk Factors

obligations under the Warrants, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Warrants. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Warrants and/or the ability of UBS to make payments thereunder.

RISKS RELATED TO TAXATION ISSUES

Significant aspects of the tax treatment of the Warrants are uncertain.

Significant aspects of the tax treatment of the Warrants are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Warrants, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “Supplemental U.S. Tax Considerations” beginning on page S-36 of this prospectus supplement and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

In addition, the Internal Revenue Service (“IRS”) has announced in IRS Notice 2008-2 that it and the Treasury Department are considering whether holders of prepaid forward or certain other financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax issues associated with such transactions, including appropriate transition and effective dates. Legislation has also been introduced that, if it had been enacted, could have affected the tax treatment of derivative contracts. Although neither IRS Notice 2008-2 nor proposed legislation would by their terms apply to contracts that are treated as call options for U.S. income tax purposes, future legislation or IRS guidance could change current law treatment of such options, perhaps retroactively. In the event that any such treatment is adopted, a U.S. holder may be required to accrue ordinary income over the term of the Warrants.

In 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Warrants to be marked to market on an annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Warrants. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

DESCRIPTION OF THE INDEX

We have derived all information regarding the S&P 500® Index (the “S&P 500 Index”) contained in this prospectus supplement, including, without limitation, its composition, methods of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the index sponsor. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500 Index. The index sponsor has no obligation to continue to publish, and may discontinue publication of, the index. Additional information concerning the S&P 500 Index may be found out at http://www.standardandpoors.com. Information from outside sources is not incorporated by reference herein and should not be considered part of this prospectus supplement.

Index Composition

The S&P 500 Index is based on the relative value of the aggregate market value of specified classes of common stock of 500 companies (the “S&P 500 Index Constituent Stocks”) as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943 (the “Base Period”). The S&P 500 Index Constituent Stocks do not represent the common stocks of the 500 largest companies listed on the New York Stock Exchange and not all 500 companies whose common stock are included in the S&P 500 Index are listed on the New York Stock Exchange. Stocks are chosen for inclusion in the S&P 500 Index by the S&P 500 Index Committee with the goal of ensuring that the S&P 500 Index is a leading indicator of United States equities, reflecting the risk and return characteristics of the broader large cap universe on an ongoing basis. The S&P 500 Index is reported by Bloomberg under the ticker symbol “SPX <Index>”.

Only common stock of operating companies, real estate investment trusts (excluding mortgage REITs) and business development companies are eligible for inclusion in the S&P 500 Index. The common stock of closed-end funds, holding companies, partnerships, investment vehicles and royalty trusts are not eligible for inclusion in the S&P 500 Index. Further, for the common stock of a company to be eligible for inclusion in the S&P 500 Index it must meet all of the following additional criteria, as determined by the S&P 500 Index Committee in its sole discretion:

➢

Market Capitalization — Unadjusted market capitalization of US $4 billion or more. The ranges are reviewed from time to time by the S&P 500 Index Committee to assure consistency with market conditions.

➢

Liquidity — Adequate liquidity and reasonable price – the ratio of annual dollar value traded to float adjusted market capitalization should be 1.00 or greater, and the company should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date.

➢	Public Float — Public float of at least 50% of the common stock.

➢

Sector Classification — Contribution to sector balance maintenance, as measured by a comparison of each sector’s weight in an index with its weight in the market, in the relevant market capitalization range.

➢

Financial Viability — Financial viability as generally measured for four consecutive quarters of positive as-reported earnings. Another measure of financial viability is a company’s balance sheet leverage, which should be operationally justifiable in the context of both its industry peers and its business model.

➢	Treatment of Initial Public Offerings — Initial public offerings should be seasoned for at least six to twelve months.

Description of the Index

➢

United States Company — Companies listed must be U.S. companies with the following characteristics: (1) files 10-K annual reports with the SEC and is not considered a foreign entity by the SEC; (2) the U.S. portion of fixed assets and revenues constitutes a plurality of the total, but need not exceed 50% (when these factors are in conflict, assets determine plurality; revenue determines plurality when there is incomplete asset information); (3) the primary listing of common stock is the NYSE (including NYSE Arca and NYSE Amex), the NASDAQ Global Select Market, the NASDAQ Select Market or the NASDAQ Capital Market (ADRs are not eligible); and (4) the company’s corporate governance structure is consistent with U.S. practice. Where criteria (2) is not met or is ambiguous, a company may still be eligible for inclusion if its primary listing, headquarters, and incorporation are all in the U.S. or certain enumerated offshore locations. Where the only factor suggesting that a company is not a U.S. company is its tax registration in one of the enumerated offshore locations or another location chosen for tax-related reasons, the index sponsor will generally determine that the company is still a U.S. company.

Ten main groups of companies comprise the S&P 500 Index, with the percentage weight of each group in the index as a whole as of June 30, 2014 indicated below: Information Technology (18.8%), Financials (16.1%), Health Care (13.3%), Consumer Discretionary (11.8%), Energy (10.9%), Industrials (10.5%), Consumer Staples (9.5%), Materials (3.5%), Utilities (3.2%) and Telecommunication Services (2.4%). Constituent weightings and sector allocations may be found at http://us.spindices.com/indices/equity/sp-500 under “Sector Breakdown.” Sector designations are determined by the index sponsor, or by the sponsor of the classification system, using criteria it has selected or developed. Index and classification system sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

Computation Methodology

The calculation of the value of the S&P 500 Index is based on the relative value of the aggregate Market Value of the common stocks of approximately 500 companies as of a particular time as compared to the aggregate Market Value of the common stocks of approximately 500 similar companies during the Base Period. The “market value” of any index constituent stock is the total float-adjusted market capitalization of such index constituent stock. Where the company has multiple classes of stock the market value calculated by determining the weighted average “investable weight factor” (“IWF”) for the stock by using the proportion of total company market capitalization of each share class as the weights. The result is then reviewed to assure that when the weighted average IWF is applied to the class included in the S&P 500 Index, the shares to be purchased are not significantly larger than the available float for the included class.

The level of the S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all the S&P 500 Index Constituent Stocks relative to the Base Period. An indexed number is used to represent the results of this calculation in order make the value easier to work with and track over time. The actual total Market Value of the S&P 500 Index Constituent Stocks in the S&P 500 Index during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the level of S&P 500 Index Constituent Stocks by a number called the “S&P Divisor”. By itself, the S&P Divisor is an arbitrary number. However, in the context of the calculation of the level of the S&P 500 Index, it is the only link to the original Base Period value of the S&P 500 Index. Continuity in the S&P 500 Index value is maintained by adjusting the S&P Divisor for certain events as described below.

Description of the Index

Changes to the S&P 500 Index are made on an as-needed basis. There is no annual or semi-annual reconstitution. Rather changes in response to corporate actions and market developments can be made at any time.

License Agreement

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the S&P 500 Index, in connection with securities, including the Warrants. The S&P 500 Index is owned and published by S&P.

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

The Warrants are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Warrants or any member of the public regarding the advisability of investing in securities generally or in the Warrants particularly, or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to UBS is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to UBS or the Warrants. S&P has no obligation to take the needs of UBS or the owners of the Warrants into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Warrants to be issued or in the determination or calculation of the equation by which the Warrants are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Warrants.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE WARRANTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Description of the Index

Historical Closing Levels of the Index

The closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your Warrants. The following table sets forth the quarterly high and low closing levels for the index, based on daily closing levels, as reported by Bloomberg. The closing level of the index on August 15, 2014 was 1,955.06. Past performance of the index is not indicative of the future performance of the index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	1,174.17	1,056.74	1,169.43
4/1/2010	6/30/2010	1,217.28	1,030.71	1,030.71
7/1/2010	9/30/2010	1,148.67	1,022.58	1,141.20
10/1/2010	12/31/2010	1,259.78	1,137.03	1,257.64
1/3/2011	3/31/2011	1,343.01	1,256.88	1,325.83
4/1/2011	6/30/2011	1,363.61	1,265.42	1,320.64
7/1/2011	9/30/2011	1,353.22	1,119.46	1,131.42
10/3/2011	12/30/2011	1,285.09	1,099.23	1,257.60
1/3/2012	3/30/2012	1,416.51	1,277.06	1,408.47
4/2/2012	6/29/2012	1,419.04	1,278.04	1,362.16
7/2/2012	9/28/2012	1,465.77	1,334.76	1,440.67
10/1/2012	12/31/2012	1,461.40	1,353.33	1,426.19
1/2/2013	3/28/2013	1,569.19	1,457.15	1,569.19
4/1/2013	6/28/2013	1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013	1,725.52	1,614.08	1,681.55
10/1/2013	12/31/2013	1,848.36	1,655.45	1,848.36
1/2/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014*	8/15/2014*	1,987.98	1,909.57	1,955.06

*	As of the date of this prospectus supplement, available information for the third calendar quarter of 2014 includes data for the period from July 1, 2014 through August 15, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

Description of the Index

The graph below illustrates the performance of the index from January 3, 2000 through August 15, 2014, based on information from Bloomberg. The dotted lines represent the maximum index return level of 2,111.46 and the breakeven level of 2,037.76 which are equal to 108.00% and 104.23%, respectively, of 1,955.06, which was the Closing Value on August 15, 2014. Past performance of the index is not indicative of the future performance of the index.

GENERAL TERMS OF THE WARRANTS

The following is a summary of the general terms of the Warrants. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere herein and in the accompanying prospectus. In this section, references to “holders” mean those who own the Warrants registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Warrants registered in street name or in the Warrants issued in book-entry form through the Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Warrants should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Warrants are part of a series that we may issue, from time to time, under the warrant indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Warrants. Terms that apply generally to all Warrants are described in “Description of Warrants We May Offer” in the accompanying prospectus. The terms described herein (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the premium and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Warrants. If you have purchased the Warrants in a market-making transaction after the initial sale, information about the premium and date of sale to you will be provided in a separate confirmation of sale. We describe the terms of the Warrants in more detail below.

Currency

Amounts that become due and payable on your Warrants will be payable in U.S. dollars.

Coupon

We will not pay you interest during the term of the Warrants.

Denominations

The Warrants are unsubordinated, unsecured contractual obligations of UBS, with a premium of $42.30 per Warrant, and a minimum purchase of 1 Warrant (for a total minimum premium of $42.30). Purchases in excess of the minimum amount may be made in integrals of one Warrant at a premium of $42.30 per Warrant.

Exercise of Warrants; Worthless Expiration

The Warrants are not exercisable at the option of the holder. The Warrants will be automatically exercised or will expire worthless on the expiration date. The Warrants will:

➢	Expire Worthless: If the index ending level is equal to or less than the index starting level; or

➢	Automatically be Exercised: If the index ending level is greater than the index starting level.

General Terms Of The Warrants

Payment to Holders of the Warrants — Cash Settlement Amount

The Warrants are call warrants linked to the performance of the index, meaning that the economic return a holder of the Warrants receives is a function of the extent to which the level of the index increases from the trade date to the expiration date. The Warrants will be automatically exercised or expire worthless on the expiration date. The cash settlement amount you receive on the cash settlement payment date, if any, will be based on the index ending level relative to the index starting level, as described below:

➢

If the index ending level is greater than the index starting level, the Warrants will be automatically exercised, and for each Warrant, UBS will pay the cash settlement amount on the cash settlement payment date, calculated as follows:

Cash Settlement Amount = Notional Amount × the lesser of (i) Index Return and (ii) Maximum Index Return

➢	If the index ending level is equal to or less than the index starting level, the Warrants will not be exercised and will expire worthless on the expiration date.

As a result, you will lose all of your initial investment and will not receive any cash payment upon expiration.

The “maximum index return” is 8%.

The “premium” or “initial investment” is $42.30 per Warrant representing 4.23% of the notional amount per Warrant.

The “notional amount” is $1,000.00 per Warrant.

The “index return” is the quotient, expressed as a percentage of (i) the index ending level minus the index starting level divided by (ii) the index starting level. Expressed as a formula:

Index Return	=	Index Ending Level – Index Starting Level
Index Starting Level

The “index starting level” is equal to 1,955.06, which is the closing level of the index on the trade date.

The “index ending level” will be equal to the closing level of the index on the expiration date.

The “trade date” is August 15, 2014.

The “settlement date” is August 20, 2014.

The “expiration date” will be August 15, 2017, or if such day is not a trading day, the following trading day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

The “cash settlement payment date” will be August 18, 2017 (which is on or around the third business day following the expiration date), or if such day is not a business day, the following business day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

General Terms Of The Warrants

Investing in the Warrants involves significant risks. The index return must be greater than 4.23% for you to receive a positive return on your initial investment. If the index return is positive but less than 4.23%, the cash settlement amount on the expiration date will not exceed the premium paid on the Warrants and you will lose part of your initial investment in the Warrants. If the index ending level is equal to or less than the index starting level, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless. You may lose some or all of your initial investment.

The return potential of the Warrants is limited by the maximum index return. Therefore, you will not benefit from any positive index return in excess of an amount that exceeds the maximum index return.

Any payment on the Warrants, including any repayment of your initial investment, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment.

Closing Level

The closing level of the index on any trading day will be determined based on the closing level of such index or any successor index or alternative calculation of such index published following the regular official weekday close of the principal trading session of the primary exchanges for the index constituent stocks, as determined by the calculation agent.

Expiration Date

We currently expect the expiration date to be August 15, 2017, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the expiration date for the Warrants will be the first following trading day on which the closing level of the index is determinable and on which the calculation agent determines that a market disruption event has not occurred and is not continuing with respect to the index. In no event, however, will the expiration date for the Warrants be postponed by more than eight trading days with respect to the index.

Cash Settlement Payment Date

We currently expect the cash settlement payment date to be August 18, 2017, unless that day is not a business day, in which case the cash settlement payment date will be the next following business day. If the third business day before this applicable day does not qualify as the expiration date as determined in accordance with “— Expiration date” above, then the payment date will be the third business day following such expiration date. If the calculation agent postpones the expiration date with respect to the index, the cash settlement payment date will be automatically postponed to maintain the same number of business days between the postponed expiration date and the cash settlement payment date that existed prior to the postponement of the expiration date. The calculation agent may postpone the expiration date for the index if a market disruption event occurs or is continuing with respect to such index on a day that would otherwise be the expiration date. We describe market disruption events under “— Market Disruption Event” below.

Market Disruption Event

The calculation agent will determine the index ending level based upon the closing level of the index on the expiration date. If the calculation agent determines that, on the expiration date, a market disruption

General Terms Of The Warrants

event has occurred or is continuing with respect to the index, the expiration date will be postponed by up to eight trading days. If such a postponement occurs, the calculation agent will determine the index ending level by reference to the closing level for the index on the first trading day on which no market disruption event occurs or is continuing with respect to the index. If, however, the expiration date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the index ending level on such day. In such an event, the calculation agent will estimate the index ending level for the index that would have prevailed in the absence of the market disruption event.

Notwithstanding the occurrence of one or more of the events below, which may, as determined by the calculation agent, constitute a market disruption event, the calculation agent may waive its right to postpone the expiration date, if it determines that one or more of the events described below has not and is not likely to materially impair its ability to determine the closing level of the index.

The calculation agent may also postpone the determination of the index starting level of the index on the trade date if it determines that a market disruption event has occurred or is continuing with respect to the index on that date. If the trade date is postponed, the calculation agent may adjust the expiration date and maturity date to ensure that the stated term of the Warrants remains the same.

Any of the following will be a market disruption event with respect to the index related to the Warrants, in each case as determined by the calculation agent:

➢

a suspension, absence or material limitation of trading in a material number of index constituent stocks, for more than two hours of trading or during the one hour before the close of trading in the applicable market or markets for such index constituent stocks;

➢

a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to a material number of index constituent stocks in the primary market or markets for those contracts;

➢

any event that disrupts or impairs the ability of market participants in general (i) to effect transactions in, or obtain market values for a material number of index constituent stocks or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to the index or a material number of index constituent stocks in the primary market or markets for those options or contracts;

➢	the index is not published; or

➢

in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Warrants that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in the index constituent stocks and instruments linked to the index generally.

The following events will not be market disruption events with respect to the index:

➢

a limitation on the hours or numbers of days of trading on trading in options or futures contracts relating to such index or to a material number of index constituent stocks in the primary market or markets for those contracts, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; and

➢

a decision to permanently discontinue trading in the option or futures contracts relating to an index, in any index constituent stocks or in any option or futures contracts related to such index constituent stocks.

General Terms Of The Warrants

For this purpose, an “absence of trading” in those options or futures contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation.

If the index sponsor discontinues publication of the index and the index sponsor or any other person or entity publishes a substitute index that the calculation agent determines is comparable to that index and approves the substitute index as a successor index, then the calculation agent will determine the closing level of the index, index return, index starting level, index ending level and the cash settlement amount by reference to such successor index.

If the calculation agent determines that the publication of the index is discontinued and that there is no successor index on any date when the level of such index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or another index or indices, as applicable, and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.

If the calculation agent determines that any index constituent stocks or the method of calculating the index have been changed at any time in any respect that causes the level of the index not to fairly represent the level of the index had such changes not been made or that otherwise affects the calculation of the closing levels of the index, index return, index starting level, index ending level or the cash settlement amount, then the calculation agent may make adjustments in this method of calculating the index that it believes are appropriate to ensure that the index return used to determine the cash settlement amount is equitable. Examples of any such changes that may cause the calculation agent to make the foregoing adjustment include, but are not limited to, additions, deletions or substitutions and any reweighting or rebalancing of the index constituent stocks, changes made by the index sponsor under its existing policies or following a modification of those policies, changes due to the publication of a successor index, changes due to events affecting one or more of the index constituent stocks or their issuers or any other index constituent stocks, as applicable, or changes due to any other reason. All determinations and adjustments to be made with respect to the closing levels of the index, index return, index starting level, index ending level and the cash settlement amount or otherwise relating to the level of the index will be made by the calculation agent.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of your Warrants without notice. The calculation agent will make all determinations regarding the cash settlement amount of your Warrants, market disruption events, business days, trading days, the index starting level, the index ending level and the amount payable in respect of your Warrants, in its sole discretion. All determinations of the calculation agent, absent manifest error, will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of Warrants at expiration will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Warrants are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depository.

General Terms Of The Warrants

Business Day

When we refer to a business day with respect to your Warrants, we mean any day that is a business day of the kind described in “Description of Warrants We May Offer — Payment When Offices are Closed” in the accompanying prospectus.

Trading Day

A “trading day” is a business day on which trading is generally conducted on the primary exchange(s) or market(s) the securities constituting the index are listed or admitted for trading, as determined by the calculation agent.

Unclaimed Payments

Regardless of who acts as paying agent, all money paid or warrant property delivered by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder of the Warrants will be repaid or redelivered to us. After that two-year period, the holder of the Warrants may look only to us for payment of any money or delivery of any warrant property, and not to the trustee, any other paying agent or anyone else.

Booking Branch

The booking branch of UBS AG will be London Branch.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Warrants for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Warrants as described below.

In anticipation of the sale of the Warrants, we or our affiliates expect to enter into hedging transactions involving purchases or sales of securities included in or linked to the index and/or listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on the index constituent stocks or the index prior to, on or after the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. Consequently with regard to your Warrants, from time to time, we or our affiliates may:

➢	acquire or dispose of long or short positions of index constituent stocks or other securities of issuers of the index constituent stocks;

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the index or the price of the above instruments;

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures or exchange-traded funds or other instruments based on the level of other similar market indices or stocks; or

➢	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Warrants from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge position relating to the Warrants on or before the expiration date. That step may involve sales or purchases of the instruments described above. No holder of the Warrants will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the market value of your Warrants from time to time and the cash settlement amount for your Warrants. See “Risk Factors” beginning on page S-14 of this prospectus supplement for a discussion of these adverse effects.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The following is a general description of certain United States federal tax considerations relating to the Warrants. It does not purport to be a complete analysis of all tax considerations relating to the Warrants. Prospective purchasers of the Warrants should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Warrants and receiving payments of amounts under the Warrants. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

This discussion applies to you only if you acquire Warrants in the offering and you hold your Warrants as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,

➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

➢	a bank or certain other financial institutions,

➢	a regulated investment company,

➢	a real estate investment trust,

➢	a life insurance company,

➢	a tax-exempt organization,

➢

a person that owns Warrants as part of a straddle, a hedging or conversion transaction or other integrated transaction for tax purposes, or who enters into a “constructive sale” or “wash sale” with respect to the Warrants,

➢	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These legal authorities are subject to change, possibly on a retroactive basis.

Except as otherwise noted under “Non-U.S. Holders” below, this discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Warrant and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If a partnership holds the Warrants, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Warrants should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Warrants.

We will not attempt to ascertain whether any entity the stock of which is included in the relevant index would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal

Supplemental U.S. Tax Considerations

income tax consequences might apply to a non-U.S. holder in the case of a USRPHC, upon the taxable disposition (including cash settlement) of the relevant Warrant. You should refer to information filed with the Securities and Exchange Commission or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if such entity is or becomes a USRPHC.

You should consult your own tax advisor regarding the U.S. federal, state and local tax consequences of owning and disposing of Warrants in your particular circumstances.

Tax Treatment of Warrants

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations by us, the Warrants should be treated as call options for U.S. federal income tax purposes. Pursuant to the terms of the Warrants, you have agreed to treat the Warrants in such manner for U.S. federal income tax purposes. Except as otherwise noted below, the discussion below assumes that the Warrants will be so treated.

Tax Treatment of U.S. Holders

Prior to any sale, exchange, exercise or expiration of your Warrant, you should generally not recognize any taxable income, gain and loss in respect of your Warrants.

Upon a sale, exchange, exercise or expiration of your Warrants, you should recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount that you realize and your tax basis in your Warrants. In general, your tax basis in a Warrant should be equal to the amount you paid to acquire the Warrant. Capital gain of a non-corporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in Warrants

Due to the absence of authorities that directly address the proper tax treatment of the Warrants, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the Warrants described above. If the IRS were successful in asserting an alternative treatment of the Warrants, the timing and character of income on your Warrants could differ materially from our description herein. For example, the IRS might treat the Warrants as debt instruments issued by us, in which event the taxation of the Warrants would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the Warrants at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the Warrants, in each year that you hold the Warrants (even though you will not receive any cash with respect to the Warrants during the term of the Warrants) and any gain recognized at expiration or upon sale or other disposition of the Warrants would generally be treated as ordinary income. Additionally if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS. Alternatively, it is possible that the IRS might assert that the Warrants represent separate call options on the components of the index or an ownership interest in such components, in which case you might be required to recognize gain or loss on any rebalancing of the index.

Supplemental U.S. Tax Considerations

Other alternative U.S. federal income tax characterizations of the Warrants might also require you to include amounts in income during the term of the Warrants (or treat any gain or loss with respect to the Warrants as short term gain or loss), without regard to how long you held the Warrants. Accordingly, you should consult your tax advisor regarding the United States federal income tax consequences of an investment in the Warrants.

IRS Notice 2008-2

The IRS has announced that it and the Treasury Department are considering whether holders of prepaid forward or certain other financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax issues associated with such transactions, including appropriate transition and effective dates. Legislation has also been introduced that, if it had been enacted, could have affected the tax treatment of derivative contracts. Although neither IRS Notice 2008-2 nor proposed legislation would by their terms apply to contracts that are treated as call options for U.S. income tax purposes, future legislation or IRS guidance could change current law treatment of such options, perhaps retroactively. In the event that any such treatment is adopted, a U.S. holder may be required to accrue ordinary income over the term of the Warrants.

Medicare Tax on Net Investment Income

U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Warrants, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Information Reporting with respect to Foreign Financial Assets

U.S. holders that are individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their U.S. federal income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. “Specified foreign financial assets” include stock or other securities issued by foreign persons and any other financial instrument or contract that has an issuer or counterparty that is not a U.S. person. Individuals that fail to provide such information are subject to a penalty of $10,000 for the taxable year. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Warrants.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Warrants or a sale of the Warrants should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Warrants or a sale of the Warrants to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Warrants.

Supplemental U.S. Tax Considerations

Backup Withholding and Information Reporting

The proceeds received from a sale, exchange or maturity of the Warrants will be subject to information reporting unless you are an “exempt recipient” (such as a U.S. corporation) and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. If you are not a U.S. holder, subject to Section 871(m) and FATCA (as discussed below), you should generally not be subject to United States withholding tax with respect to payments on your Warrants or to generally applicable information reporting and backup withholding requirements upon the sale of your Warrants if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8).

In general, gain realized on the sale, exchange, automatic call or retirement of the Warrants by a Non-U.S. holder will not be subject to U.S. federal income tax, unless:

➢	the gain with respect to the Warrants is effectively connected with a trade or business conducted by the Non-U.S. holder in the United States, or

➢

the Non-U.S. holder is a nonresident alien individual who holds the Warrants as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied, or has certain other present or former connections with the United States.

If the gain realized on the sale, exchange or retirement of the Warrants by the Non-U.S. holder is described in either of the two preceding bullet points, the Non-U.S. Holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

We will not attempt to ascertain whether the issuer of any of the constituents of the Index would be treated as a “United States real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended (the “Code”). If the issuer of one or more of such constituents were so treated, certain adverse U.S. federal income tax consequences could possibly apply.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the constituents of the Index), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the Warrants on or after January 1, 2016 that are treated as dividend equivalents for Warrants acquired on or after March 5, 2014. Under a recent IRS Notice, the IRS announced that the IRS and the Treasury

Supplemental U.S. Tax Considerations

Department intend that final Treasury regulations will provide that “specified ELIs” will exclude equity-linked instruments issued prior to 90 days after the date the final Treasury regulations are published. Accordingly, we generally expect that non-U.S. holders of the Warrants should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Warrants under these proposed rules if the non-U.S. holder enters into certain subsequent transactions in respect of the Index. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Warrants.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold the Warrants through a foreign entity) under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Warrants to be marked to market on an annual basis with all gains and losses to be treated ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of Warrants are urged to consult their tax advisors as to the U.S. federal, state, local, non- U.S. and other tax consequences to them of the purchase, ownership and disposition of the Warrants.

ERISA CONSIDERATIONS

We, UBS Securities LLC and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Warrants by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Warrants by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Warrants. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Warrants, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Warrants is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption and that the purchase, holding and, if applicable, subsequent disposition of the Warrants will not constitute or result in a non-exempt prohibited transaction.

Any person proposing to acquire any Warrants on behalf of a Plan should consult with counsel regarding the applicability of ERISA and Section 4975 of the Code thereto, including but not limited to the prohibited transaction rules and the applicable exemptions.

The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST); SECONDARY MARKETS (IF ANY)

UBS has agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase from UBS, the aggregate premium amount of the Warrants indicated on the cover of this prospectus supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Warrants. UBS Securities LLC has agreed to resell all of the Warrants to J.P. Morgan Securities LLC and its affiliates (the “Placement Agents”) at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of this prospectus supplement. The Warrants will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Placement Agents intend to resell the offered Warrants at the issue price to the public. For more information about the plan of distribution and possible market-making activities, see ‘‘Plan of Distribution’’ in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Warrants. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Warrants after its initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Warrants against payment for the Warrants on or about the third business day following the trade date.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, will have a “conflict of interest” in an offering of the Warrants within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from any public offering of the Warrants, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, each offering will be conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell the Warrants in an offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.

UBS Securities LLC and its affiliates may offer to buy or sell the Warrants in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Warrants at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Warrants immediately after the trade date in the secondary market is expected to exceed UBS internal valuation of the Warrants as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Warrants and may stop making a market at any time.